Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2021 SECOND QUARTER RESULTS
Revenues of $49.2 billion for the Second Quarter, a 3.7 Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $2.10 and Adjusted Diluted EPS of $2.53
Adjusted Diluted EPS Guidance Range Raised to $8.45 to $8.60 for Fiscal 2021

CONSHOHOCKEN, PA, May 5, 2021 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2021 second quarter ended March 31, 2021, revenue increased 3.7 percent year-over-year to $49.2 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.10 for the March quarter of fiscal 2021, compared to $4.64 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 5.4 percent to $2.53 in the fiscal second quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2021. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2021 Expectations. Adjusted diluted EPS guidance has been raised from the previous expectation of $8.40 to $8.60 to a range of $8.45 to $8.60, reflecting growth of 7 percent to 9 percent versus the previous fiscal year.

"AmerisourceBergen continues to prove our vital role as a key pillar in the healthcare system. Our solid performance in the March quarter was fueled by our associates who continue to work diligently to provide innovative solutions for our partners to ultimately serve their patients," said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

"Driven by our purpose of being united in our responsibility to create healthier futures, we are strengthening our portfolio of solutions for customers, expanding on our leadership in specialty, focusing on execution and leveraging our capabilities and expertise to support pharmaceutical innovation," Mr. Collis continued. "AmerisourceBergen is well-positioned to deliver long-term, sustainable growth, supported by our diverse and inclusive teams and our investments in our people and culture."

Second Quarter Fiscal Year 2021 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$49.2B	$49.2B
Gross Profit	$1.5B	$1.5B
Operating Expenses	$909M	$806M
Operating Income	$624M	$707M
Interest Expense, Net	$35M	$35M
Effective Tax Rate	23.4%	21.9%
Net Income Attributable to ABC	$435M	$524M
Diluted Earnings Per Share	$2.10	$2.53
Diluted Shares Outstanding	207M	207M
Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the "Supplemental Information Regarding non-GAAP Financial Measures" following the tables.

Second Quarter GAAP Results

•Revenue: In the second quarter of fiscal 2021, revenue was $49.2 billion, up 3.7 percent compared to the same quarter in the previous fiscal year, reflecting a 3.4 percent increase in Pharmaceutical Distribution Services revenue and an 11.5 percent increase in revenue within Other.

•Gross Profit: Gross profit in the second quarter of fiscal 2021 was $1.5 billion, a 10.5 percent increase compared to the same period in the previous fiscal year. Gross profit was favorably impacted by an increase in gross profit for Pharmaceutical Distribution Services, a LIFO credit in the current year quarter in comparison to a LIFO expense in the prior year quarter, and an increase in gross profit for Other. Gross profit as a percentage of revenue was 3.12%, an increase of 19 basis points from the prior year quarter primarily driven by an increase in sales of specialty products in Pharmaceutical Distribution Services and growth in some of the Company's higher margin businesses.

•Operating Expenses: In the second quarter of fiscal 2021, operating expenses were $909.0 million, a 15.7 percent decrease compared to the same period last fiscal year. The decrease in operating expenses was primarily due to the $223.7 million impairment of PharMEDium assets recorded in the prior year quarter, which was partially offset by an increase in distribution, selling and administrative costs in the current year quarter. Operating expenses as a percentage of revenue in the fiscal 2021 second quarter were 1.85 percent, compared to 2.27 percent for the same period in the previous fiscal year.

•Operating Income: In the fiscal 2021 second quarter, operating income increased to $624.3 million from $309.5 million in the prior year quarter. Operating income as a percentage of revenue was 1.27 percent in the second quarter of fiscal 2021, compared to 0.65 percent for the same period in the previous fiscal year due to the increase in gross profit and decrease in operating expenses.

•Interest Expense, Net: In the fiscal 2021 second quarter, net interest expense of $34.5 million was up 0.3 percent versus the prior year quarter due to a decrease in interest income resulting primarily from a decline in investment interest rates, which was largely offset by lower interest expense.

•Effective Tax Rate: The effective tax rate was 23.4 percent for the second quarter of fiscal 2021 compared to (251.6) percent in the prior year quarter which was favorably impacted by tax benefits related to the Company's decision to permanently exit the PharMEDium compounding business in January 2020.

•Diluted Earnings Per Share: Diluted earnings per share was $2.10 in the second quarter of fiscal 2021 compared to $4.64 in the previous fiscal year’s second quarter. The decrease was primarily due to discrete tax benefits recognized in the prior year period.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2021 were 207.3 million, a 0.1 percent increase versus the prior fiscal year second quarter.

Second Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2021, revenue was $49.2 billion, up 3.7 percent compared to the same quarter in the previous fiscal year, reflecting a 3.4 percent increase in Pharmaceutical Distribution Services revenue and an 11.5 percent increase in revenue within Other.

•Adjusted Gross Profit: Adjusted gross profit in the fiscal 2021 second quarter was $1.5 billion, which was up 6.7 percent compared to the same period in the previous year due to increases in gross profit in Pharmaceutical Distribution Services and Other. Adjusted gross profit as a percentage of revenue was 3.08 percent in the fiscal 2021 second quarter, an increase of 9 basis points when compared to the prior year quarter primarily driven by an increase in sales of specialty products in Pharmaceutical Distribution Services and growth in some of the Company's higher margin businesses.

•Adjusted Operating Expenses: In the second quarter of fiscal 2021, adjusted operating expenses were $805.9 million, an increase of 8.1 percent compared to the same period in the previous fiscal year due to higher distribution, selling, and administrative expenses primarily due to an increase in payroll-related operating costs to support the Company's current and future revenue growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2021 second quarter was 1.64 percent, an increase of 7 basis points when compared to the prior year quarter.

•Adjusted Operating Income: In the fiscal 2021 second quarter, adjusted operating income of $706.6 million increased 5.2 percent from the prior year period due to a 4.6 percent increase in Pharmaceutical Distribution Services' operating income and a 13.8 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue was 1.44 percent in the fiscal 2021 second quarter, an increase of 2 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2021 second quarter, net interest expense of $34.5 million was up 0.3 percent versus the prior year quarter due to a decrease in interest income resulting primarily from a decline in investment interest rates, which was largely offset by lower interest expense.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.9 percent for the second quarter of fiscal 2021 compared to 21.5 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 5.4 percent to $2.53 in the second quarter of fiscal 2021 compared to $2.40 in the previous fiscal year’s second quarter, driven by the increase in adjusted operating income.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2021 were 207.3 million, a 0.1 percent increase versus the prior fiscal year second quarter.

Segment Discussion

    The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of the reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

    Pharmaceutical Distribution Services revenue was $47.1 billion, an increase of 3.4 percent compared to the same quarter in the prior fiscal year primarily due to increased sales of specialty products, including COVID-19 treatments. Segment operating income of $589.0 million in the second quarter of fiscal 2021 was up 4.6 percent compared to the same period in the previous fiscal year, primarily due to the growth in sales of specialty products.

Other

    Revenue in Other was $2.1 billion in the second quarter of fiscal 2021, an increase of 11.5 percent compared to the same period in the prior fiscal year due to growth at all three operating segments: MWI, ABCS, and World Courier. Operating income in Other increased 13.8 percent to $123.2 million in the second quarter of fiscal 2021 due to the strong performance of World Courier and MWI.

Recent Company Highlights & Milestones
•AmerisourceBergen released its 2020 Global Sustainability Report and ESG Reporting Index, detailing the impact of its robust sustainability and community efforts. This year, AmerisourceBergen made its report available through the launch of a new microsite, which serves as a comprehensive, interactive resource to showcase data, information and relevant assets from the Company in connection with topics related to ESG. For the third year in a row, selected information within the 2020 report was assured by ERM Certification and Verification Services.
•The Anti-Defamation League (ADL) Philadelphia chapter presented the Americanism Award to Steven H. Collis, Chairman, President & CEO, and AmerisourceBergen for their commitment to fighting hate locally, across the country and the world. The Americanism Award has honored leaders in business, community affairs and charitable endeavors who distinguish themselves and their organizations through their dedication to preserving liberty and advancing the cause of human rights, respect, dignity and equal opportunity.
•The AmerisourceBergen Foundation, an independent not-for-profit charitable giving organization focused on supporting health-related causes that enrich the global community, announced a $700,000 donation to Boys & Girls Clubs of America to support COVID-19 vaccine education and awareness in an effort to remove barriers to vital healthcare access.

Fiscal Year 2021 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2021 Expectations on an Adjusted (non-GAAP) Basis

    AmerisourceBergen has updated its fiscal year 2021 financial guidance to reflect the Company’s continued strong performance, including better than expected performance in our Global Commercialization Services & Animal Health group, and an incrementally higher expected share count for the year. This updated financial guidance does not include any contribution from the proposed Alliance Healthcare acquisition and does not reflect the weighted average share count impact of the 2 million shares of AmerisourceBergen common stock that will be delivered at closing of the transaction. The Company now expects:

•Adjusted Diluted EPS to be in the range of $8.45 to $8.60, raised from the previous range of $8.40 to $8.60.

Additional expectations now include:
•Adjusted operating expense growth in the high-single digit percent range, narrowed from the mid- to high-single digit percent range;
•Other, which is comprised of our Global Commercialization Services & Animal Health businesses, operating income growth in the low-double digit percent range, up from the mid- to high-single digit percent range;
•Weighted average shares to be between 207 million and 208 million, raised from the previous expectation of approximately 207 million for the fiscal year.

All other previously communicated aspects of the Company's fiscal year 2021 financial guidance and assumptions remain the same.

Dividend Declaration

    The Company's Board of Directors declared a quarterly cash dividend of $0.44 per common share, payable June 1, 2021, to stockholders of record at the close of business on May 17, 2021.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on May 5, 2021. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 808-6694. From outside the United States, dial +1 (412) 317-5282. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From Canada, dial +1 (855) 669-9658. From outside the United States and Canada, dial +1 (412) 317-0088. The access code for the replay is 10153917.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 22,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $185 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the Company’s ability to consummate the proposed acquisition of Walgreens Boots Alliance, Inc.’s Alliance Healthcare businesses and related strategic transactions; the regulatory approvals required for the proposed acquisition and related strategic transactions not being obtained on the terms expected or on the anticipated schedule or at all; the integration of the Alliance Healthcare business into the Company being more difficult, time consuming or costly than expected; the Company’s or Alliance Healthcare’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the proposed acquisition and related strategic transactions on the respective businesses of the Company and Alliance Healthcare and the fact that the announcement or pendency of the proposed acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the proposed acquisition of the Alliance Healthcare businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; the loss, bankruptcy or insolvency of a major supplier, including as a result of COVID-19; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2021	% of Revenue	Three Months Ended March 31, 2020	% of Revenue	% Change
Revenue	$49,154,171		$47,417,639		3.7%

Cost of goods sold	47,620,790		46,029,532		3.5%

Gross profit [1]	1,533,381	3.12%	1,388,107	2.93%	10.5%

Operating expenses:
Distribution, selling, and administrative [2]	730,081	1.49%	693,413	1.46%	5.3%
Depreciation and amortization	100,797	0.21%	93,795	0.20%	7.5%
Employee severance, litigation, and other [3]	78,156		67,732
Impairment of PharMEDium assets	—		223,652
Total operating expenses	909,034	1.85%	1,078,592	2.27%	(15.7)%

Operating income	624,347	1.27%	309,515	0.65%	101.7%

Other loss (income), net [4]	23,310		(1,109)
Interest expense, net	34,526		34,421		0.3%

Income before income taxes	566,511	1.15%	276,203	0.58%	105.1%

Income tax expense (benefit) [5]	132,506		(694,908)

Net income	434,005	0.88%	971,111	2.05%	(55.3)%

Net loss (income) attributable to noncontrolling interests	1,262		(10,834)

Net income attributable to AmerisourceBergen Corporation	$435,267	0.89%	$960,277	2.03%	(54.7)%

Earnings per share:
Basic	$2.12		$4.68		(54.7)%
Diluted	$2.10		$4.64		(54.7)%

Weighted average common shares outstanding:
Basic	204,916		205,370		(0.2)%
Diluted	207,315		207,062		0.1%
 ________________________________________

1    Includes a $20.9 million LIFO credit in the three months ended March 31, 2021. Includes a $23.9 million LIFO expense, a $0.1 million gain from antitrust litigation settlements, and $5.0 million of PharMEDium shutdown costs in the three months ended March 31, 2020.

2    Includes $27.5 million of PharMEDium shutdown costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the three months ended March 31, 2020.

3    Includes a $17.1 million legal accrual for estimated costs related to injunctive relief terms associated with our Multidistrict Litigation opioid settlement discussions, $24.9 million of legal fees in connection with opioid lawsuits and investigations, and $36.2 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended March 31, 2021. Includes $25.0 million of employee severance, $30.8 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $11.9 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the three months ended March 31, 2020.

4    Includes a $21.4 million loss on the currency remeasurement of the deferred tax assets relating to Swiss tax reform in the three months ended March 31, 2021.

5 Includes $2.7 million of expense relating to Swiss tax reform in the three months ended March 31, 2021. Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the three months ended March 31, 2020.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2021	% of Revenue	Six Months Ended March 31, 2020	% of Revenue	% Change
Revenue	$101,670,727		$95,282,381		6.7%

Cost of goods sold	98,685,116		92,663,060		6.5%

Gross profit [1]	2,985,611	2.94%	2,619,321	2.75%	14.0%

Operating expenses:
Distribution, selling, and administrative [2]	1,465,149	1.44%	1,379,366	1.45%	6.2%
Depreciation and amortization	200,350	0.20%	198,310	0.21%	1.0%
Employee severance, litigation, and other [3]	148,537		107,041
Impairment of PharMEDium assets	—		361,652
Total operating expenses	1,814,036	1.78%	2,046,369	2.15%	(11.4)%

Operating income	1,171,575	1.15%	572,952	0.60%	104.5%

Other loss, net [4]	9,042		1,733
Interest expense, net	68,140		65,428		4.1%

Income before income taxes	1,094,393	1.08%	505,791	0.53%	116.4%

Income tax expense (benefit) [5]	281,681		(651,888)

Net income	812,712	0.80%	1,157,679	1.21%	(29.8)%

Net income attributable to noncontrolling interests	(2,600)		(9,762)

Net income attributable to AmerisourceBergen Corporation	$810,112	0.80%	$1,147,917	1.20%	(29.4)%

Earnings per share:
Basic	$3.96		$5.58		(29.0)%
Diluted	$3.91		$5.54		(29.4)%

Weighted average common shares outstanding:
Basic	204,804		205,693		(0.4)%
Diluted	207,063		207,293		(0.1)%
 ________________________________________

1    Includes a $46.6 million LIFO credit in the six months ended March 31, 2021. Includes a $37.1 million LIFO expense, an $8.5 million gain from antitrust litigation settlements, and $12.1 million of PharMEDium shutdown and remediation costs in the six months ended March 31, 2020.

2 Includes $36.5 million of PharMEDium shutdown and remediation costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the six months ended March 31, 2020.

3    Includes a $17.1 million legal accrual for estimated costs related to injunctive relief terms associated with our Multidistrict Litigation opioid settlement discussions, $56.9 million of litigation and opioid-related costs related to legal fees in connection with opioid lawsuits and investigations, and $74.5 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the six months ended March 31, 2021. Includes $25.8 million of employee severance, $55.5 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $25.7 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the six months ended March 31, 2020.

4    Includes a $7.3 million loss on the currency remeasurement of the deferred tax assets relating to Swiss tax reform in the six months ended March 31, 2021.

5    Includes $55.0 million of expense relating to Swiss tax reform and $20.4 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the six months ended March 31, 2021. Includes $741.0 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the six months ended March 31, 2020.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,533,381	$909,034	$624,347	$566,511	$132,506	$1,262	$435,267	$2.10

LIFO credit	(20,918)	—	(20,918)	(20,918)	(4,957)	—	(15,961)	(0.08)

Acquisition-related intangibles amortization	—	(24,973)	24,973	24,973	3,302	(437)	21,234	0.10

Employee severance, litigation, and other [1]	—	(78,156)	78,156	78,156	18,494	—	59,662	0.29

Tax reform [2]	—	—	—	21,368	(2,701)	—	24,069	0.12

Adjusted Non-GAAP	$1,512,463	$805,905	$706,558	$670,090	$146,644	$825	$524,271	$2.53

Adjusted Non-GAAP % change vs. prior year	6.7%	8.1%	5.2%	5.0%	6.9%		5.4%	5.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.12%	3.08%
Operating expenses	1.85%	1.64%
Operating income	1.27%	1.44%
________________________________________

1    Includes a $17.1 million legal expense accrual for estimated costs associated with the injunctive relief terms of the potential framework that is part of the advanced discussions to reach a global settlement of the Multidistrict Litigation and related state-court opioid litigation.

2    Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Loss (Income).

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,388,107	$1,078,592	$309,515	$276,203	$(694,908)	$(10,834)	$960,277	$4.64

Gain from antitrust litigation settlements	(54)	—	(54)	(54)	(111)	—	57	—

LIFO expense	23,853	—	23,853	23,853	5,972	—	17,881	0.09

PharMEDium shutdown costs	4,989	(27,481)	32,470	32,470	8,107	—	24,363	0.12

Acquisition-related intangibles amortization	—	(26,670)	26,670	26,670	6,894	(435)	19,341	0.09

Employee severance, litigation, and other	—	(67,732)	67,732	67,732	16,978	—	50,754	0.25

Impairment of PharMEDium assets	—	(223,652)	223,652	223,652	56,156	—	167,496	0.81

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,965)	7,511	(1,677)	(0.01)

Certain discrete tax benefits [1]	—	—	—	—	741,015	—	(741,015)	(3.58)

Adjusted Non-GAAP	$1,416,895	$745,210	$671,685	$638,373	$137,138	$(3,758)	$497,477	$2.40	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.93%	2.99%
Operating expenses	2.27%	1.57%
Operating income	0.65%	1.42%
________________________________________

1 Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,985,611	$1,814,036	$1,171,575	$1,094,393	$281,681	$(2,600)	$810,112	$3.91

LIFO credit	(46,645)	—	(46,645)	(46,645)	(9,933)	—	(36,712)	(0.18)

Acquisition-related intangibles amortization	—	(50,007)	50,007	50,007	7,398	(874)	41,735	0.20

Employee severance, litigation, and other [1]	—	(148,537)	148,537	148,537	30,468	—	118,069	0.57

Certain discrete tax benefits [2]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [3]	—	—	—	7,329	(55,019)	—	62,348	0.30

Adjusted Non-GAAP	$2,938,966	$1,615,492	$1,323,474	$1,253,621	$275,020	$(3,474)	$975,127	$4.71	[4]

Adjusted Non-GAAP % change vs. prior year	10.5%	8.2%	13.4%	14.0%	17.5%		13.0%	13.2%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.94%	2.89%
Operating expenses	1.78%	1.59%
Operating income	1.15%	1.30%

________________________________________

1    Includes a $17.1 million legal expense accrual for estimated costs associated with the injunctive relief terms of the potential framework that is part of the advanced discussions to reach a global settlement of the Multidistrict Litigation and related state-court opioid litigation.

2    Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

3    Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Loss (Income).

4    The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,619,321	$2,046,369	$572,952	$505,791	$(651,888)	$(9,762)	$1,147,917	$5.54

Gain from antitrust litigation settlements	(8,546)	—	(8,546)	(8,546)	(2,085)	—	(6,461)	(0.03)

LIFO expense	37,134	—	37,134	37,134	9,059	—	28,075	0.14

PharMEDium shutdown and remediation costs	12,124	(36,511)	48,635	48,635	11,864	—	36,771	0.18

Acquisition-related intangibles amortization	—	(60,236)	60,236	60,236	14,695	(871)	44,670	0.22

Employee severance, litigation, and other	—	(107,041)	107,041	107,041	26,114	—	80,927	0.39

Impairment of PharMEDium assets	—	(361,652)	361,652	361,652	88,227	—	273,425	1.32

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,965)	7,511	(1,677)	(0.01)

Certain discrete tax benefits [1]	—	—	—	—	741,015	—	(741,015)	(3.57)

Adjusted Non-GAAP	$2,660,033	$1,493,082	$1,166,951	$1,099,790	$234,036	$(3,122)	$862,632	$4.16	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.75%	2.79%
Operating expenses	2.15%	1.57%
Operating income	0.60%	1.22%
________________________________________

1 Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2021	2020	% Change
Pharmaceutical Distribution Services	$47,101,331	$45,562,670	3.4%
Other	2,092,772	1,876,593	11.5%
Intersegment eliminations	(39,932)	(21,624)

Revenue	$49,154,171	$47,417,639	3.7%

	Three Months Ended March 31,
Operating income	2021	2020	% Change
Pharmaceutical Distribution Services	$589,033	$563,097	4.6%
Other	123,180	108,260	13.8%
Intersegment eliminations	(5,655)	328
Total segment operating income	706,558	671,685	5.2%

Gain from antitrust litigation settlements	—	54
LIFO credit (expense)	20,918	(23,853)
PharMEDium shutdown costs	—	(32,470)
Acquisition-related intangibles amortization	(24,973)	(26,670)
Employee severance, litigation, and other	(78,156)	(67,732)
Impairment of PharMEDium assets	—	(223,652)
Contingent consideration adjustment	—	12,153
Operating income	$624,347	$309,515

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.39%	2.32%
Operating expenses	1.14%	1.08%
Operating income	1.25%	1.24%

Other
Gross profit	18.81%	19.15%
Operating expenses	12.92%	13.38%
Operating income	5.89%	5.77%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.12%	2.93%
Operating expenses	1.85%	2.27%
Operating income	1.27%	0.65%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.08%	2.99%
Adjusted operating expenses	1.64%	1.57%
Adjusted operating income	1.44%	1.42%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2021	2020	% Change
Pharmaceutical Distribution Services	$97,593,841	$91,599,498	6.5%
Other	4,145,046	3,723,577	11.3%
Intersegment eliminations	(68,160)	(40,694)

Revenue	$101,670,727	$95,282,381	6.7%

	Six Months Ended March 31,
Operating income	2021	2020	% Change
Pharmaceutical Distribution Services	$1,085,100	$954,791	13.6%
Other	244,827	212,739	15.1%
Intersegment eliminations	(6,453)	(579)
Total segment operating income	1,323,474	1,166,951	13.4%

Gain from antitrust litigation settlements	—	8,546
LIFO credit (expense)	46,645	(37,134)
PharMEDium shutdown and remediation costs	—	(48,635)
Acquisition-related intangibles amortization	(50,007)	(60,236)
Employee severance, litigation, and other	(148,537)	(107,041)
Impairment of PharMEDium assets	—	(361,652)
Contingent consideration adjustment	—	12,153
Operating income	$1,171,575	$572,952

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.22%	2.13%
Operating expenses	1.11%	1.09%
Operating income	1.11%	1.04%

Other
Gross profit	18.84%	19.08%
Operating expenses	12.94%	13.37%
Operating income	5.91%	5.71%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.94%	2.75%
Operating expenses	1.78%	2.15%
Operating income	1.15%	0.60%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.89%	2.79%
Adjusted operating expenses	1.59%	1.57%
Adjusted operating income	1.30%	1.22%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$6,641,180	$4,597,746
Accounts receivable, net	14,134,326	13,846,301
Inventories	12,954,676	12,589,278
Right to recover assets	1,217,032	1,344,649
Income tax receivable	331,291	488,428
Prepaid expenses and other	190,644	189,300
Total current assets	35,469,149	33,055,702

Property and equipment, net	1,482,753	1,484,808
Goodwill and other intangible assets	8,548,906	8,592,826
Deferred income taxes	302,554	361,640
Other long-term assets	1,199,888	779,854

Total assets	$47,003,250	$44,274,830

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$31,420,390	$31,705,055
Other current liabilities	1,532,171	1,646,763
Short-term debt	43,885	501,259
Total current liabilities	32,996,446	33,853,077

Long-term debt	6,147,112	3,618,261

Accrued income taxes	273,031	284,845
Deferred income taxes	768,551	686,485
Other long-term liabilities	708,174	472,855
Accrued litigation liability	6,212,718	6,198,943

Total deficit	(102,782)	(839,636)

Total liabilities and stockholders' deficit	$47,003,250	$44,274,830

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2021	2020
Operating Activities:
Net income	$812,712	$1,157,679
Adjustments to reconcile net income to net cash provided by operating activities [1]	415,159	643,981
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(193,770)	(2,052,216)
Inventories	(314,294)	(152,359)
Accounts payable	(292,555)	2,395,847
Other, net [2]	21,898	(997,225)
Net cash provided by operating activities	449,150	995,707

Investing Activities:
Capital expenditures	(151,612)	(144,382)
Cost of equity investments	(162,620)	(30,580)
Other, net	—	7,162
Net cash used in investing activities	(314,232)	(167,800)

Financing Activities:
Net borrowings [3]	2,069,645	947
Purchases of common stock [4]	(82,150)	(407,152)
Exercises of stock options	130,326	76,757
Cash dividends on common stock	(182,365)	(170,541)
Other	(26,940)	(10,174)
Net cash provided by (used in) financing activities	1,908,516	(510,163)

Increase in cash and cash equivalents	2,043,434	317,744

Cash and cash equivalents at beginning of period	4,597,746	3,374,194

Cash and cash equivalents at end of period	$6,641,180	$3,691,938

________________________________________

1     Includes a $361.7 million impairment of PharMEDium assets in the six months ended March 31, 2020.

2 Includes a $693.6 million increase in income tax receivable for the six months ended March 31, 2020 primarily as a result of recognizing certain discrete tax benefits.

3 Includes proceeds from the issuance of the Company's $1,525 million of 0.737% senior notes and $1,000 million of 2.700% senior notes that will be used to finance a portion of the acquisition of a majority of WBA's Alliance Healthcare businesses.

4 Purchases of common stock in the six months ended March 31, 2020 includes $14.8 million of September 2019 purchases that cash settled in October 2019.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, LIFO expense (credit), and certain PharMEDium shutdown and remediation costs. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they were unpredictable expenses. PharMEDium shutdown costs are excluded because they were unusual and non-recurring. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. PharMEDium shutdown costs were costs incurred in connection with the permanent shutdown of the PharMEDium business. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium shutdown and remediation costs, impairment of PharMEDium assets, and a contingent consideration adjustment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium shutdown and remediation costs, a contingent consideration adjustment and the impairment of PharMEDium assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. The contingent consideration adjustment reflects an adjustment made by one of the Company’s non-wholly-owned subsidiaries, Profarma Distribuidora de Produtos Farmacêuticos S.A., of its previous estimate of contingent consideration related to the purchase price of a prior business acquisition.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on the currency remeasurement of the deferred tax asset relating to Swiss tax reform in the three and six months ended March 31, 2021 is excluded from adjusted income before income taxes because it is unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense for the three and six months ended March 31, 2020 and the six months ended March 31, 2021. Further, certain expenses relating to tax reform in Switzerland is excluded from adjusted income tax expense for the three and six months ended March 31, 2021. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of acquisition-related intangibles amortization and a contingent consideration adjustment. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium shutdown and remediation costs; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of PharMEDium assets; and a contingent consideration adjustment, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act for the three and six months ended March 31, 2020 and the six months ended March 31, 2021, and the per share impact of certain expenses relating to tax reform in Switzerland are also excluded from adjusted diluted earnings per share for the three and six months ended March 31, 2021. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company updated its non-GAAP fiscal year 2021 guidance for diluted earnings per share, operating expense and operating income and has previously provided non-GAAP fiscal year 2021 guidance for effective income tax rate. The guidance for each metric excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has previously provided fiscal year 2021 adjusted free cash flow guidance. For fiscal year 2021, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the six months ended March 31, 2021 adjusted free cash flow of $297.5 million consisted of net cash provided by operating activities of $449.2 million minus capital expenditures of $151.6 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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